EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 22, 2006 between Net Perceptions, Inc., a Delaware corporation, (the “Company") and Albert Weggeman (the "Employee").

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee and to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.    Term.

The term of this Agreement shall commence and be effective only upon the closing (the “Closing”) of the transactions contemplated by that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of September 22, 2006, by and between the Company and CRC Acquisition Co., LLC (the “Commencement Date”) and shall expire on the third anniversary of Commencement Date (the “Term”), subject to earlier termination as provided herein. This Agreement shall terminate if the Closing does not occur on or prior to October 31, 2006; provided however that the provisions of Sections 5, 6 and 9 shall survive any such termination.

2.    Duties.

(a) During the Term of this Agreement, the Employee shall serve as the President and Chief Executive Officer of the Company and shall perform all duties commensurate with his position and as may be assigned to him by the Chairman of the Board of Directors of the Company or such other person(s) as may be designated by the Board of Directors of the Company (the “Board”). The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his position.

(b) The Employee shall report to the Chairman of the Board or such other person(s) as may be designated by the Board and shall at all times keep the Chairman of the Board (or such other officer as the Chairman of the Board or the Board may designate from time to time) promptly and fully informed (in writing if so requested) of his conduct and of the business or affairs of the Company, and provide such explanations of his conduct as may be required.

3.    Compensation, Bonus, Stock Options, Benefits, etc.

(a) Salary. During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee's observance and performance of all of the provisions hereof, an annual salary at the rate of $300,000 (the "Base Compensation"). The Base Compensation shall be payable in accordance with the normal payroll practices of the Company. The Employee’s performance and the Base Compensation shall be subject to annual review by the Company.

(b) Bonus. In addition to the Base Compensation described above, the Employee shall, in the sole and absolute discretion of the Compensation Committee of the Board, be entitled to performance bonuses which may be based upon a variety of factors, including the Employee’s performance and the achievement of Company goals, all as determined in the sole and absolute discretion of the Board or Compensation Committee of the Board. Any bonus paid to the Employee shall be subject to withholding for applicable taxes and other amounts. In addition, the Employee may be entitled to participate in such other bonus plans, whether during the term of this Agreement as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(c) Stock Options. Upon the Commencement Date, the Company shall issue and grant to Employee options to purchase 2,491,419 shares of the Company’s common stock, having an exercise price equal to $0.64 per share, of which (i) 1,245,709 shall vest in three equal installments commencing on the first anniversary of the date of grant; and (ii) 1,245,710 shall vest upon satisfaction of the performance targets set forth in and in accordance with Exhibit A, attached hereto. The parties understand and agree that such options shall not be issued under any stock option plan or stock incentive plan of the Company. During the Term of this Agreement the Employee agrees not to sell, pledge, hypothecate or otherwise transfer the Common Stock issuable upon the exercise of each tranche of options identified above within a one year period after vesting of such tranche without the consent of the Board of Directors. The terms and provisions of such options shall be set forth in a stock option agreement in a form satisfactory to the Company. In addition, the Employee may be entitled, during the term of this Agreement, to receive such additional options, at such exercise prices and other terms as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(d) Restricted Stock. Upon the Commencement Date, the Company agrees to issue and grant to Employee, the following amounts of restricted Common Stock under the Company’s 1999 Equity Stock Incentive Plan (or such successor or other Company stock incentive plans as the Company may hereafter maintain or adopt), as priced in the manner set forth below (the “Restricted Stock”), upon the occurrence of the following events during the Term: (i) $1,000,000 of Restricted Stock shall be granted upon the Company achieving annual earnings before interest, taxes, depreciation and amortization, as computed by the Company on or prior to its filing of its annual report on Form 10-K, on a consistent basis (“EBITDA”) of at least $25,000,000 in a fiscal year of the Company; (ii) $1,000,000 of Restricted Stock shall be granted upon the Company achieving annual EBITDA of at least $50,000,000 in a fiscal year of the Company; and (iii) $1,000,000 shall be granted upon the Company achieving annual EBITDA of at least $75,000,000 in a fiscal year of the Company. Each of the grants specified in (i)-(iii) above are one-time grants and shall vest on the date on which the Company’s Form 10-K is filed in respect of the fiscal year for which the grant is being made and the grant price shall be the closing price of the Common Stock of the Company on the principal exchange on which it is traded on such date. During the Term of this Agreement the Employee agrees not to sell, pledge, hypothecate or otherwise transfer the Restricted Stock identified above within a one year period after grant without the consent of the Board of Directors. The terms and provisions of such Restricted Stock shall be set forth in a restricted stock agreement in a form satisfactory to the Company.

(e) Benefits. During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company's medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time. The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(f) Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

(g) Taxes. The Base Compensation and any other compensation paid to Employee shall be subject to withholding for applicable taxes and other amounts.

4.    Representations of Employee.

(a) The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which presently has or may in the future have a possibility of adversely affecting the business of the Company or the performance by the Employee of his duties under this Agreement.

(b) During the Term and the Severance Period, if any, the Employee agrees that he will not offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any shares of Common Stock owned by him on the Commencement Date or any shares of Common Stock owned or acquired by him after the Commencement Date upon the conversion or exercise of options or any securities convertible into or exercisable or exchangeable for Common Stock, without first notifying the Board in writing to inquire as to whether there exists any facts or circumstances that would make it inadvisable for the Company if the Employee engaged in such transaction.

(c) The representations, warranties and covenants of this Section 4 shall survive termination of the Employee’s employment hereunder and the expiration of the Term hereof.

5.    Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a) Confidential Information. (i) The Employee acknowledges that as a result of his retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than the Employee.

(ii) The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information.

(c) Inventions, etc. During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by him alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with his service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Corporation any and all rights he or she now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d) Non-competition. The Employee will not utilize his special knowledge of the business operations of the Company and his relationships with customers, suppliers of the Company and others to compete with the Company. During the Term of this Agreement and (A) for a period of one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof (subject to extension pursuant to Section 7(f) hereof), as applicable; or (B) in the event of termination pursuant to Sections 7(c) or 7(d), the duration of the Severance Period (as defined in Section 7(f)); the Employee shall not engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, Employee, director, partner or stockholder (except with respect to his employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company during the Term of this Agreement (it being understood hereby, that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 5).

(e) Non-solicitation. During the Term of this Agreement and (A) for a period of one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof (subject to extension pursuant to Section 7(f) hereof), as applicable; or (B) in the event of termination pursuant to Sections 7(c) or 7(d), the duration of the Severance Period (as defined in Section 7(f)); the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept competitive business from, or solicit the competitive business of any individual or entity who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an Employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his employment or other relationship with the Company or such successor, or hire or enter into any business with any person is employed by or who has left the employ of the Company or any such successor during the preceding two years. The Employee shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Any breach or violation by the Employee of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(f) Non-Disparagement.  The Employee shall not at any time, directly or indirectly, take any action (whether orally or in writing or otherwise) which has or may be expected to have the effect of disparaging the Company or any of its subsidiaries or affiliates or their directors, officers or executives or their respective reputations, including, but not limited to, their business models, practices, relationships, internal workings, financial condition or operations, in any manner whatsoever at any time.

6.    Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for all reasonable attorneys' fees and expenses incurred by the Company in enforcing these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.    Termination; Non-renewal. This Agreement may be terminated prior to the expiration of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a) Death or Permanent Disability. If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective at the end of the calendar month during which his death occurs or when his disability is deemed to have become permanent. If the Employee is unable to perform his normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, his disability shall be deemed to have become permanent. If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or its estate shall be entitled to receive accrued Base Compensation through the date of such termination and the Employee and the Employee’s estate shall have no further entitlement to Base Compensation, bonus, or benefits, except in the case of the Employee’s death, the proceeds of any life insurance policies payable to his beneficiaries shall be paid pursuant to the terms and conditions of such policies following the effective date of such termination.

(b) Cause. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, upon: (i) the Employee’s commission of a misdemeanor or felony that, in the Board’s reasonable judgment, adversely affects the Company’s or any of the Company’s affiliates’ reputation, business or interests, or the ability of the Employee to perform his duties as an employee of the Company; (ii) the Employee’s act of fraud or dishonest act upon, or misappropriation of funds of, the Company or any of the Company’s affiliates; (iii) the Employee’s gross negligence, willful or intentional act or omission in the performance of his duties under this Agreement as determined by the Board; (iv) the Employee’s disregard of a lawful direction of the Board or the executive officer to whom the Employee reports; (v) the Employee’s appropriation for himself of a Company corporate opportunity without the express prior written consent of the Board; (vi) the Employee’s material breach of any of his obligations under this Agreement (other than Section 5 of this Agreement) that continues unremedied for 14 days following the Employee’s receipt of written notice from the Board thereof; (vii) the Employee’s breach of any of his obligations of any of the provisions of Section 5 of this Agreement; or (viii) the Employee is convicted of a felony. If this Agreement is terminated by the Company for cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination.

(c) Without Cause. This Agreement may be terminated, at any time by the Company without cause immediately upon giving written notice to the Employee of such termination. The Company shall have the right, at its election if made on or before the time of termination, to continue to pay the Employee his Base Compensation for an additional period of up to 12 months, and if the Company so elects, the Employee shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period.

(d) Non-renewal. In the event the Company fails to renew or extend the Term, the Company shall have the right, at its election, to continue to pay the Employee his Base Compensation for an additional period of up to 12 months after the expiration of the Term, and if the Company so elects, the Employee shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period, provided, however, Employee’s right to receive any such payment shall be subject to the Employee complying with the terms of this Agreement. Any such election shall be made in writing at least 90 days prior to the expiration of the Term and shall specify the length of such additional period.

(e) By Employee. The Employee may terminate the Agreement at anytime upon providing the Company with two weeks prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(e), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination.

(f) Severance Payment and Period. The period of time during which the Company continues to pay (or would continue to pay, but for any breach by the Employee of this Agreement) the Employee following the termination or expiration of this Agreement pursuant to Sections 7(b), (c), (d), (e) or this Section 7(f) shall be referred to as the “Severance Period”, and the amounts due thereunder shall be referred to as the “Severance Payment.” Upon termination of this Agreement pursuant to Sections 7(b), (c), (d) or (e) the Company shall have the election (such election to be exercised within 10 days after the termination of Employee’s employment pursuant to such provisions), to extend the applicable period that the covenants set forth in Sections 5(d) and (e) are applicable to the Employee through and including the second anniversary of the date of termination (or through and including any lesser period) provided that the Company agrees to pay the Employee (or would continue to pay, but for any breach by the Consultant of this Agreement) the Base Compensation (based on the highest rate of annual base salary paid to the Employee during the Term) during such extension period during which the covenants are extended. The Severance Payment shall be payable, bi-monthly in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. In lieu of cash, at the option of the Company, the Severance Payment may be payable through the issuance of Common Stock on the effective date of such termination or expiration, based upon the closing price of the Common Stock on such date.

8.     Key Man Life Insurance. The Employee acknowledges that the Company will seek to obtain key man life insurance policy on his life with the Company as the named beneficiary. The Employee hereby agrees to provide such information and to submit to such medical examinations and otherwise cooperate as may be required to assist the Company in obtaining such policy.

9.     Miscellaneous.

(a) Survival. The provisions of Sections 4, 5, 6, 7 and 9 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; pro-vided, however, that upon the sale of all or substantially all of the assets, business and good-will of the Company to another company, or upon the merger or consolidation of the Company with an-other company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or con-soli-da-tion, as the case may be, in the same manner and to the same extent as though such other com-pany were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the fore-going, this Agree-ment shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time per-sonally delivered or when mailed in any United States post office enclosed in a registered or cer-ti-fied postage prepaid envelope and addressed to the addresses set forth below, or to such other ad-dress as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company: Net Perceptions, Inc. One Landmark Square, 22nd Floor Stamford, Connecticut 06901 Facsimile: (203) 428-2024 Attention:	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019 Facsimile: (212) 245-3009 Attention: Robert L. Lawrence, Esq.

If to the Employee, to:

Albert Weggeman 15 Sidecut Road Redding, Connecticut 06896 Facsimile: (203) 428-2041

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the non-exclusive jurisdiction of the courts of New York County, New York. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the parties irrevocably and expressly agree to submit to the non-exclusive jurisdiction of the courts of New York County, New York for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

(i) Governing Law; Indemnification. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the Employee shall have the right to be indemnified by the Company in accordance with the provisions of the Company's certificate of incorporation, bylaws, and the provisions of Delaware law.

(j) Counterparts. This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

(k) Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

(l) IRC Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Notwithstanding any provision of this Agreement, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his termination with the Company shall be made prior to the earliest date that Employee may receive such payments without a penalty, remedial measure or similar effect being imposed against the Company or the Employee pursuant to Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

Net Perceptions, Inc.	Employee

By: /s/ Warren B. Kanders	/s/ Albert Weggeman
Name: Warren B. Kanders	Albert Weggeman
Title: Executive Chairman of the Board

Exhibit A to Employment Agreement
between
Net Perceptions, Inc., and Albert Weggeman

This Exhibit A sets forth the vesting provisions of the portion of options which are to be awarded to the Employee pursuant to Section 3(c)(ii) of the Employment Agreement (such portion, the “Performance Options”).

1.    415,237 Performance Options (the “First Performance Options”) shall vest as of March 31, 2008, if the Company’s EBITDA for the year ending December 31, 2007 (“Year 1”) is not less than $13,800,000 (the “Year 1 Target”); if the Year 1 Target is not achieved, and if the sum of the Company’s EBITDA for the years ending December 31, 2007 and 2008 is not less than the sum of the Year 1 Target plus the Year 2 Target (as defined below), then the First Performance Options shall vest, as of March 31, 2009.

2.    415,237 Performance Options (the “Second Performance Options”) shall vest as of March 31, 2009, if the Company’s EBITDA for the year ending December 31, 2008 (“Year 2”) is not less than $15,700,000 (the “Year 2 Target”); if the Year 2 Target is not achieved, and if the sum of the Company’s EBITDA for the years ending December 31, 2008 and 2009 is not less than the sum of the Year 2 Target plus the Year 3 Target (as defined below), then the Second Performance Options shall vest, as of March 31, 2010.

3.    415,236 Performance Options (the “Third Performance Options”) shall vest as of March 31, 2010, if the Company’s EBITDA for the year ending December 31, 2009 (“Year 3”) is not less than $17,200,000 (the “Year 3 Target”); if (i) the Year 3 Target is not achieved, and (ii) the Company renews the employment agreement of the Employee for another three-year term, and (iii) the sum of the Company’s EBITDA for the years ending December 31, 2009 and 2010 is not less than the sum of the Year 3 Target plus the Year 4 Target (as defined hereinafter), then the Third Performance Options shall vest, as of March 31, 2011. “Year 4 Target” means an amount of the Company’s EBITDA for the year ending December 31, 2010 that will be agreed upon by the parties in the renewed employment agreement, if any.

4.    For purposes hereof, the Company’s EBITDA for any year shall be the amount so determined by reference to the Company’s audited financial statements for such year without giving effect to any acquisitions from and after the Commencement Date.